UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2025

Kimbell Royalty Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	1-38005	47-5505475
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Taylor Street, Suite 810 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 945-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Units Representing Limited Partnership Interests	KRP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On January 17, 2025, Kimbell Royalty Partners, LP, a Delaware limited partnership (“Kimbell”) and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and, together with Kimbell, the “Buyer Parties”), completed the previously announced acquisition (the “Acquisition”) of mineral and royalty interests pursuant to a purchase and sale agreement (the “Purchase Agreement”), dated January 7, 2025, by and among the Buyer Parties and Boren Minerals, a Saskatchewan partnership (the “Seller”). Pursuant to the terms of the Purchase Agreement, the Buyer Parties acquired certain mineral and royalty interests in oil and gas properties located under the Mabee Ranch in the Midland Basin in Texas. The purchase price for the Acquisition was approximately $230.4 million in cash, subject to purchase price adjustments and other customary closing adjustments. Kimbell funded the consideration with borrowings under its revolving credit facility and net proceeds from the previously announced public offering of common units. Other than in respect of the Acquisition, there is no relationship between the Seller and the Buyer Parties or any of the Buyer Parties’ affiliates, directors or officers or any associate of their directors or officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC,
its general partner

By:	/s/ Matthew S. Daly
Matthew S. Daly
Chief Operating Officer

Date: January 21, 2025